Exhibit 99.1

February 9, 2006

Chesapeake Reports Preliminary Fourth-Quarter and Full-Year 2005 Results

RICHMOND, Va. -- Chesapeake Corporation (NYSE: CSK) today announced a preliminary fourth-quarter loss from continuing operations of $254.7 million, or $13.13 per share, compared to income from continuing operations of $5.3 million, or $0.27 per share, for the comparable 2004 quarter. The preliminary full-year 2005 loss from continuing operations was $255.4 million, or $13.17 per share, compared to income from continuing operations for the full-year 2004 of $10.9 million, or $0.59 per share.

The preliminary results for the fourth quarter and full year of 2005 included an after-tax non-cash charge of $247.1 million, or $12.74 per share, resulting from the company's preliminary assessment of goodwill impairment within the reporting units of the Paperboard Packaging segment. The preliminary results also included a valuation allowance for U.S. deferred income tax assets of approximately $15.0 million as of the end of fiscal 2005. The company is currently evaluating the recoverability of its U.S. deferred income tax assets, and the preliminary results do not reflect any non-cash income tax benefits in the current year or prior periods that could result from a partial release of the valuation allowance for such assets. The company expects to complete its review of the goodwill impairment and the valuation allowance for U.S. deferred income taxes prior to filing its 2005 Annual Report on Form 10-K. The results of this review could impact these preliminary results.

Full-Year Financial Highlights:

  Income from continuing operations, exclusive of goodwill impairment, restructuring expenses, divestitures and losses on debt extinguishment, for 2005 was $9.1 million, or $0.47 per share, compared to $17.1 million, or $0.92 per share, for 2004.

  Net sales, excluding the effects of foreign currency exchange rates, were comparable to 2004 levels for the Paperboard Packaging segment, and up 9 percent for the Plastic Packaging segment.

  Operating results for the Paperboard Packaging segment were down 3 percent from 2004 on a full-year basis.

  Operating results for the Plastic Packaging segment, excluding the gain on sale of non-strategic land in 2004, were down 4 percent from 2004 on a full-year basis.

In addition to the after-tax, non-cash goodwill impairment charge, preliminary fourth-quarter 2005 results included after-tax losses of $8.2 million, or $0.42 per share, for divestitures, restructuring expenses and other exit costs, principally attributable to activities under the company's $25-million global cost savings program announced in November 2005. The results for the fourth quarter of 2004 included costs of $0.8 million, net of income taxes, or $0.04 per share, related to the extinguishment of debt. Excluding these items, income from continuing operations for the fourth quarter of 2005 was $0.6 million, or $0.03 per share, compared to income from continuing operations of $6.1 million, or $0.31 per share, for the fourth quarter of 2004.

Preliminary results for the full-year 2005 included the non-cash goodwill impairment charge, after-tax losses of $16.9 million, or $0.88 per share, for divestitures, restructuring expenses and other exit costs, and costs of $0.5 million, net of income taxes, or $0.02 per share, related to the extinguishment of debt. Results for the full-year 2004 included costs of $6.2 million, net of income taxes, or $0.33 per share, related to the extinguishment of debt. Excluding these items, income from continuing operations was $9.1 million, or $0.47 per share, for the full-year 2005 and $17.1 million, or $0.92 per share, for the full-year 2004.

"Our fourth-quarter and full-year 2005 operating results reflect the challenging market conditions in certain parts of our business," said Andrew J. Kohut, Chesapeake's president & chief executive officer. "Our previously announced $25-million global cost savings program is a significant element of our response to these challenging market conditions. Although we are only a few months into the program, we are nearing completion on a number of initiatives. We are in the final stages of closing our food and household packaging plant in Birmingham, England, and have recently announced that we have concluded negotiations with French works councils to close our luxury packaging plant in Ezy, France. We have also initiated a proposed reorganization that would include the closure of our pharmaceutical packaging plant in Bedford, England.

"Our management team recognizes that the effective and rapid implementation of the global cost savings program is a critical step toward building a stronger, more competitive company," added Kohut. "While we are not foregoing longer-term strategic initiatives, the primary objective of our management team in 2006 will be the successful implementation of the cost savings program.

"From an operational perspective, we are pleased with the progress that we have made in integrating Arlington Press into our global pharmaceutical and healthcare packaging business," said Kohut. "We now have trading positions with nearly all of the top 20 pharmaceutical companies in the world. In addition, our Plastic Packaging segment continues to perform well, despite a difficult resin market."

Segment Results

The following discussion compares the results of the business segments for the fourth- quarter and full-year 2005 to the fourth-quarter and full-year 2004. Segment results exclude divestitures, restructuring expenses and other exit costs, as well as the goodwill impairment charge discussed above.

Paperboard Packaging

  Net sales for the Paperboard Packaging segment were $213.0 million for the fourth quarter of 2005, a decrease of $14.1 million, or 6 percent, versus the comparable period in 2004. Excluding changes in foreign currency exchange rates, which decreased net sales by $15.1 million, fourth-quarter 2005 net sales were comparable to net sales for the fourth quarter of 2004. Sales were down in branded products packaging due largely to weaker demand for confectionery packaging, while tobacco packaging sales improved from third quarter but still lagged results for the fourth quarter of 2004. Sales of pharmaceutical and healthcare packaging were up relative to the prior-year quarter as a result of the September 2005 acquisition of Arlington Press.

  Net sales for the full-year 2005 were $860.2 million versus net sales of $864.7 million for the full-year 2004. Changes in foreign currency exchange rates decreased net sales by $2.6 million for 2005. The remaining decrease in net sales for 2005 was attributable to weaker demand within certain markets of the branded products packaging division, partially offset by a strong year in alcoholic drinks packaging and increased sales of pharmaceutical and healthcare packaging resulting from the Arlington Press acquisition.

  Earnings before interest and income taxes (EBIT) for the Paperboard Packaging segment was $8.1 million for the fourth quarter of 2005, a decrease of $1.8 million, or 18 percent, compared to the fourth quarter of 2004. Excluding changes in foreign currency exchange rates, which decreased EBIT by $0.4 million, EBIT was down 14 percent for the quarter. EBIT for the full-year 2005 was $47.3 million, versus EBIT of $48.6 million for the full-year 2004. Changes in foreign currency exchange rates did not have a material effect on EBIT for the full year. The decrease in EBIT for the fourth-quarter and full-year 2005 was principally attributable to decreased sales volumes, pricing pressure within certain of our branded products packaging markets and increased pension costs. In addition, while not a significant portion of our overall operating costs, increases in energy costs had an adverse effect on our fourth-quarter 2005 results.

Plastic Packaging

  Net sales for the Plastic Packaging segment were $41.9 million for the fourth quarter of 2005, a decrease of $3.2 million, or 7 percent, from the comparable period in 2004. Excluding changes in foreign currency exchange rates, which decreased net sales by $3.4 million, fourth-quarter 2005 net sales were comparable to fourth-quarter 2004. Strong sales volume in specialty chemical packaging and increased selling prices due to the partial pass through of resin price increases were offset by reduced volumes from our South African food and beverage packaging business.

  Net sales for the Plastic Packaging segment were $181.8 million for the full-year 2005, an increase of $14.8 million, or 9 percent, over the full-year 2004. Changes in foreign currency exchange rates did not have a material effect on net sales for the full year. The increased net sales for 2005 resulted from strong volumes across the food and beverage and specialty chemical packaging markets and increased selling prices due to the partial pass through of resin price increases.

  EBIT for the Plastic Packaging segment was $2.7 million for the fourth quarter of 2005, versus $9.8 million for the fourth quarter of 2004. EBIT for the fourth quarter of 2004 included a gain of $5.8 million from the sale of non-strategic land in this segment. Excluding changes in foreign currency exchange rates, which decreased EBIT by $0.3 million, and the gain on sale of land, EBIT decreased 25 percent from the fourth quarter of 2004. EBIT for the Plastic Packaging segment was $15.0 million for the full-year 2005, down $6.5 million compared to the full-year 2004. Changes in foreign currency exchange rates did not have a material effect on EBIT for the full year. Excluding the gain on sale of land mentioned above, EBIT for the full-year 2005 was down 4 percent versus the full-year 2004. The decrease in EBIT for the fourth-quarter and full-year 2005 was largely due to the lag in increasing selling prices to reflect resin price increases. EBIT for 2005 was also negatively impacted by costs incurred during the third quarter of 2005 to investigate accounting errors identified at the facility in Crewe, England.

Other Information

  In its 2004 Annual Report on Form 10-K/A, the company restated its financial results for fiscal-year 2004, including the quarterly results therein, and the first quarter of 2005 as a result of management's identification of accounting errors at the company's plastic packaging location in Crewe, England, and related to the accounting for certain long-term incentive compensation. Comparable 2004 results presented in this release have been restated.

  Corporate expenses for the fourth quarter of 2005 were $4.2 million, an increase of $1.0 million compared to the fourth quarter of 2004. Corporate expenses for the full-year 2005 were $17.1 million, an increase of $1.8 million over the full-year 2004. Increases for the quarter and full year were primarily due to increased pension expenses and costs associated with potential strategic initiatives, partially offset by lower incentive compensation costs in 2005.

  Net interest expense for the fourth quarter of 2005 was $8.0 million, $0.5 million lower than the comparable quarter of 2004. Net interest expense for the full-year 2005 was $33.1 million, a decrease of $4.0 million compared to the full-year 2004. The decrease in net interest expense for the fourth quarter of 2005 was primarily due to lower average interest rates compared to fourth-quarter 2004, partially offset by increased borrowing for the Arlington Press acquisition. For the full year, the decrease is also attributable to lower average debt compared to 2004.

  On November 10, 2005, the company announced a $25-million global cost savings program. Under this program, the company recorded restructuring expenses and other exit costs of $9.8 million ($8.8 million after income tax) during the fourth quarter of 2005, principally attributable to the announced closures of the company's facilities in Birmingham, England and Ezy, France and severance costs associated with other workforce reductions.

  In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and other Intangible Assets (SFAS 142)," the company has conducted its annual impairment test for all reporting units as of December 1, 2005. As a result of its preliminary analysis, the company has recorded an after-tax non-cash charge of $247.1 million, or $12.74 per share, related to impairment of goodwill within the reporting units of the company's Paperboard Packaging segment. Substantially all of the operations within the company's Paperboard Packaging segment were acquired in 1999 and 2000. The company's goodwill balance following the impairment charge is approximately $418.6 million. The company does not expect the impairment charge to result in future cash expenditures or to affect compliance with covenants under the company's borrowing agreements. The company expects to complete its SFAS 142 impairment analysis prior to filing its 2005 Annual Report on Form 10-K and may adjust the preliminary charge based upon completion of that analysis.

  In the second quarter of 2005, the company recorded a charge of $3.4 million, net of income taxes, to write down the value of promissory notes received in connection with the 2001 sale of a business included in the company's former Merchandising and Specialty Packaging segment. During the fourth quarter of 2005 the company received $0.6 million in full settlement for those notes.

  On December 23, 2005, the company purchased the outstanding minority interest in its South African plastic packaging operations for approximately $12.6 million. This action should provide the company with greater flexibility to strengthen its strategic position in this emerging market.

  During the fourth quarter of 2004, the company completed a public offering of 100 million Euros principal amount of 7% senior subordinated notes. The company used the net proceeds to retire approximately $66.8 million principal amount of its outstanding $85.0 million aggregate principal amount of 7.20% notes, to repay outstanding borrowings under its senior credit facility and to pay related fees, expenses and premiums. In connection with the debt retirement, the company incurred a loss on the extinguishment of debt of $1.2 million, or $0.8 million net of income taxes.

  The comparability of the company's fourth-quarter and full-year effective tax rates is affected by the fourth-quarter goodwill impairment charge, as well as by the company's inability to currently recognize tax benefits for losses in the United States and certain foreign tax jurisdictions. Substantially all of the goodwill impairment charge was not deductible for income tax purposes. During the fourth quarter of 2005, the company recorded income tax benefits of approximately $1.9 million related primarily to the resolution of income tax contingencies and to the release of a valuation allowance against previously reserved deferred income tax assets. The company's income taxes for the full-year 2004 included benefits of $3.3 million related to favorable settlements with tax authorities and $0.8 million related to the reduction in the Belgian statutory income tax rate.

  Net cash provided by operating activities was $44.6 million for the full-year 2005, a decrease of $48.5 million from the full-year 2004. The decrease primarily reflects receipt of $21.5 million of income tax refunds and $6.4 million from the termination of interest rate swaps in 2004, as well as an additional $6.0 million in pension funding in 2005 and $5.6 million of spending in 2005 related to the company's $25-million global cost savings program. Net cash provided by operating activities, exclusive of restructuring spending, was $50.2 million for the full-year 2005. The company's total capital spending was $38.3 million in 2005 compared to $35.5 million in 2004.

  Total debt, net of cash, at January 1, 2006, was $424.2 million compared to $374.6 million at January 2, 2005. The increase in net debt was primarily the result of borrowings to finance the Arlington Press and South African minority interest acquisitions. The increase was partially offset by changes in foreign currency exchange rates, which decreased reported net debt by approximately $36.1 million at the end of fiscal-year 2005 compared to the end of fiscal-year 2004.

Use of Non-GAAP Financial Measures

Income and earnings per share from continuing operations and cash flow from operating activities, in each case exclusive of gains (losses) on the extinguishment of debt, gains (losses) on business divestitures, and restructuring expenses, asset impairments and other exit costs are non-GAAP financial measures. The company's management believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because they exclude gains and losses that management believes are not indicative of the ongoing operating results of the business. In addition, these non-GAAP measures are used by management to evaluate the operating performance of the company. Reconciliation of these non-GAAP measures to earnings and earnings per share from continuing operations and cash flows from operating activities are provided within the schedules to this release. The presentation of this additional information is not meant to be considered in isolation or as a substitute for income from continuing operations and earnings per share as determined in accordance with GAAP.

Chesapeake will hold a conference call today at 11 a.m. Eastern Standard Time to discuss its fourth-quarter and full-year 2005 preliminary results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,100 people worldwide.

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company's inability to realize the full extent of the expected savings or benefits from the cost savings program and to complete such activities in accordance with its planned timetable and within the cost range; competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials, and the ability of the company to pass through increases in raw material costs to its customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Preliminary Financial Information (Unaudited)
(In millions, except per share data)

	Fourth Quarter		Full Year
INCOME STATEMENTS	2005	2004 Restated	2005	2004
Net sales	$254.9	$272.2	$1,042.0	$1,031.7
Costs and expenses:
Cost of products sold	214.7	230.4	865.5	858.4
Selling, general and administrative expenses	34.9	34.2	140.3	134.0
Goodwill impairment charge	247.4	-	247.4	-
Restructuring expenses, asset impairments and
other exit costs (a)	9.8	-	13.1	-
(Gain) loss on divestitures	(0.6)	-	5.8	-
Other income, net	1.3	8.9	9.0	15.5
EBIT (earnings before interest and taxes) from
continuing operations	(250.0)	16.5	(221.1)	54.8
Interest expense, net	8.0	8.5	33.1	37.1
Loss on extinguishment of debt (b)	-	1.2	0.5	9.6
Income from continuing operations before taxes	(258.0)	6.8	(254.7)	8.1
Income tax expense (benefit) (c)	(3.3)	1.5	0.7	(2.8)
Income (loss) from continuing operations	(254.7)	5.3	(255.4)	10.9
Discontinued operations, net of taxes (d)	-	-	0.7	-
Net income	$(254.7)	$5.3	$(254.7)	$10.9

Diluted earnings per share:
Income (loss) from continuing operations	$(13.13)	$0.27	$(13.17)	$0.59
Discontinued operations, net of taxes (d)	-	-	0.04	-
Net income	$(13.13)	$0.27	$(13.13)	$0.59

Weighted average shares and equivalents
outstanding - diluted	19.4	19.4	19.4	18.6

Other items:
Depreciation and amortization	$15.6	$15.2	$59.2	$61.0
Net cash provided by operating activities (e)	16.1	31.0	44.6	93.1
Capital expenditures	13.3	7.8	38.3	35.5

NOTE

The Company has restated its fiscal 2004 operating results for accounting errors at one of its Plastic Packaging locations and corporate accruals for long-term incentive compensation. The following table summarizes the effects of the restatements on the results for the fourth quarter of 2004.

	Fourth Quarter 2004
	As Reported	Restated
Cost of products sold	$230.0	$230.4
Selling, general and administrative expenses	34.4	34.2
EBIT	16.7	16.5
Income from continuing operations before taxes	7.0	6.8
Income tax expense	1.9	1.5
Income from continuing operations	5.1	5.3
Net income	5.1	5.3
Diluted earnings per share:
Income from continuing operations	0.26	0.27
Net income	0.26	0.27

(a) Restructuring expenses, asset impairments and other exit costs include costs associated with restructuring initiatives under our $25-million global cost savings program.

(b) The results for the fourth quarter of 2004 and full-years 2005 and 2004, included losses of $0.8 million, $0.5 million and $6.2 million, respectively, net of income taxes, related to the redemption of a portion of the company's indebtedness.

(c) Income taxes for fourth-quarter and full-year 2005 include benefits of $1.9 million and $2.4 million, respectively, related to the resolution of income tax contingencies and the release of a valuation allowance against previously reserved deferred income tax assets. Income taxes for the full-year 2004 included a $4.1 million benefit primarily related to favorable settlements with tax authorities.

(d) Discontinued operations for the full-year 2005 included a reduction of a liability for certain contractual obligations related to the former Merchandising & Specialty Packaging segment.

(e) Net cash provided by operating activities for the full year 2004 included IRS tax refunds of $21.5 million.

Chesapeake Corporation
Preliminary Financial Information (Unaudited)
(In millions, except per share data)

	Fourth Quarter		Full Year
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	2005	2004 Restated	2005	2004
Income (loss) from continuing operations	$(254.7)	$5.3	$(255.4)	$10.9
Add: goodwill impairment charge after taxes	247.1	-	247.1	-
Add: restructuring expenses, asset impairments and
other exit costs after taxes	8.8	-	11.1	-
Add: (gain) loss on divestitures after taxes	(0.6)	-	5.8	-
Add: loss on extinguishment of debt after taxes	-	0.8	0.5	6.2
Income from continuing operations exclusive of losses
associated with the extinguishment of debt, restructuring
expenses, asset impairments and other exit costs,
gains (losses) on divestitures and goodwill impairment	$0.6	$6.1	$9.1	$17.1

Earnings (loss) per share from continuing operations	$(13.13)	$0.27	$(13.17)	$0.59
Add: goodwill impairment after taxes	12.74	-	12.74	-
Add: restructuring expenses, asset impairments and
other exit costs after taxes	0.45	-	0.58	-
Add: loss on divestitures after taxes	(0.03)	-	0.30	-
Add: loss on extinguishment of debt after taxes	-	0.04	0.02	0.33
Earnings per share from continuing operations exclusive
of losses associated with the extinguishment of
debt, restructuring expenses, asset impairments
and other exit costs, gains (losses) on divestitures
and goodwill impairment	$0.03	$0.31	$0.47	$0.92

Cash flows from operating activities			$44.6	$93.1
Add: cash spending for restructuring expenses and other
exit costs			5.6	-
Cash flows from operating activities exclusive of restructuring
expenses and other exit costs			$50.2	$93.1

NOTE

The Company has restated its fiscal 2004 operating results for accounting errors at one of its Plastic Packaging locations and corporate accruals for long-term incentive compensation. The following table summarizes the effects of the restatements on results for the fourth quarter of 2004.

	Fourth Quarter 2004
	As Reported	Restated
Income from continuing operations exclusive of losses
associated with the extinguishment of debt, restructuring
expenses, asset impairments and other exit costs,
gains (losses) on divestitures and goodwill impairment	$5.1	$5.3

Earnings per share from continuing operations
exclusive of gains (losses) associated with the
extinguishment of debt, restructuring expenses, asset
impairments and other exit costs, gains (losses) on
divestitures and goodwill impairment	$0.30	$0.31

PRELIMINARY BALANCE SHEETS (in millions, unaudited)
	January 1,	January 2,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$8.7	$54.3
Accounts receivable, net	134.8	148.8
Inventories, net	108.5	114.3
Other current assets	27.3	19.5

Total current assets	279.3	336.9

Property, plant and equipment, net	372.0	427.2
Goodwill	418.6	694.6
Other assets	113.0	96.2

Total assets	$1,182.9	$1,554.9

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$221.9	$223.1
Current portion of long-term debt	22.8	64.1
Income taxes payable	21.8	26.2
Other current liabilities	4.3	4.3

Total current liabilities	270.8	317.7

Long-term debt	410.1	364.8
Pension and postretirement benefits	76.5	77.1
Deferred income taxes	18.3	25.0
Other long-term liabilities	54.0	59.3
Stockholders' equity	353.2	711.0

Total liabilities and stockholders' equity	$1,182.9	$1,554.9

BUSINESS SEGMENT HIGHLIGHTS	Fourth Quarter		Full Year
(in millions, unaudited)	2005	2004 Restated	2005	2004
Net sales:
Paperboard Packaging	$213.0	$227.1	$860.2	$864.7
Plastic Packaging	41.9	45.1	181.8	167.0

	$254.9	$272.2	$1,042.0	$1,031.7

EBIT:
Paperboard Packaging	$8.1	$9.9	$47.3	$48.6
Plastic Packaging	2.7	9.8	15.0	21.5
Corporate	(4.2)	(3.2)	(17.1)	(15.3)
Goodwill impairment charge	(247.4)	-	(247.4)	-
Restructuring expenses, asset impairments and
other exit costs	(9.8)	-	(13.1)	-
Gain (loss) on divestitures	0.6	-	(5.8)	-

	$(250.0)	$16.5	$(221.1)	$54.8

Depreciation and amortization:
Paperboard Packaging	$13.1	$12.7	$49.3	$50.4
Plastic Packaging	2.4	2.5	9.6	10.3
Corporate	0.1	-	0.3	0.3

	$15.6	$15.2	$59.2	$61.0

NOTE

The Company restated its fiscal 2004 operating results for accounting errors at one of its Plastic Packaging locations and corporate accruals for long-term incentive compensation. The following table summarizes the effects of the restatements on the results for the fourth quarter of 2004.

	Fourth Quarter 2004
As Reported	Restated

Plastic Packaging EBIT	$10.2	$9.8
Corporate EBIT	(3.4)	(3.2)